UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2013

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 2, 2013, Questcor Pharmaceuticals, Inc. (“Questcor”) and its wholly owned subsidiary (“Acquisition Co.”), entered into a Share Purchase Agreement (the “Agreement”) to acquire all of the issued and outstanding shares of BioVectra Inc. (“BioVectra”). Upon closing of the transaction contemplated by the Agreement, BioVectra will become a wholly owned subsidiary of Acquisition Co. The purchase price consists of approximately C$50.0 million in cash at the closing plus up to an additional C$50.0 million in cash tied to the future performance of BioVectra. The consummation of the transaction contemplated by the Agreement is subject to customary closing conditions.

The parties to the Agreement have made customary representations and warranties, which will generally survive for a period of 24 months following the closing of the transaction. In addition, the parties to the Agreement are subject to customary pre-closing covenants pursuant to the Agreement. The covenants require, among other things, that BioVectra’s business be generally conducted in the ordinary course in all material respects during the interim period between the execution of the Agreement and the closing of the transaction. The parties to the Agreement have rights to indemnification for, among other things, breaches of representations and warranties, subject to customary limitations, and for non-performance of their respective covenants.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to Questcor’s Annual Report on Form 10-K for the year ending December 31, 2012.

Item 8.01	Other Events.

On January 2, 2013, Questcor and BioVectra issued a joint press release announcing the entry into the Agreement. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Joint Press Release issued on January 2, 2013.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2013	QUESTCOR PHARMACEUTICALS, INC.

	By:	/s/ Michael H. Mulroy
Michael H. Mulroy
Senior Vice President, Chief Financial Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Joint Press Release issued on January 2, 2013.